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                                                                    Exhibit 99.1

 AMERICAN MEDIA OPERATIONS, INC. COMPLETES PRIVATE OFFERING OF $150 MILLION OF
              10 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2009

BOCA RATON, FLORIDA, FEBRUARY 14, 2002 - American Media Operations, Inc. ("AMI") today announced the completion of its issuance of $150 million in aggregate principal amount of its 10 1/4% Series B Senior Subordinated Notes due 2009 through a private placement.

        The notes are unsecured and subordinated in right of payment to all of AMI's existing and future senior indebtedness. The notes rank equally with all of AMI's existing and future senior subordinated indebtedness. The notes are guaranteed on a senior subordinated basis by all of AMI's current subsidiaries.

        AMI intends to use 50% of the gross proceeds of the offering to make a distribution to its parent entity and to use the remaining net proceeds to prepay term loans under its credit facility.

        The notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. The notes will not be registered under the Securities Act of 1933. Therefore, the notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

        This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with rule 135c under the Securities Act of 1933.

        AMI owns and publishes the NATIONAL ENQUIRER, STAR, WEEKLY WORLD NEWS, GLOBE, NATIONAL EXAMINER, SUN, COUNTRY WEEKLY, COUNTRY MUSIC MAGAZINE, MIRA! and AUTO WORLD MAGAZINE. AMI also owns Distribution Services, Inc. (DSI), an in-store supermarket and drugstore magazine marketing company.